CEO TRANSITION AGREEMENT

This CEO TRANSITION AGREEMENT (this "Agreement") is entered into by and between Merit Medical Systems, Inc., a Utah corporation (the "Company"), and Fred P. Lampropoulos, an individual (the "Executive"), effective as of October 3, 2025 (the "Effective Date").

WHEREAS, the Company has employed the Executive as its Chief Executive Officer and President ("CEO and President") pursuant to that certain Amended and Restated Employment Agreement effective as of June 8, 2023 (the "Employment Agreement") and the Executive also serves as the Chairman of the Board of Directors of the Company (the Chairman"); and

WHEREAS, in connection with an executive management succession process overseen by the Board of Directors of the Company (the "Board") and facilitated by the Executive, the Board and the Executive have agreed that the Executive will resign from his offices as CEO and President as of the Effective Date; however the Executive will continue to serve as Chairman in an executive capacity notwithstanding such resignations; and

WHEREAS, the Board wishes to secure the Executive's continuing institutional and industry knowledge, expertise and services as an employee of the Company following the Executive's transition and the Executive is willing to continue to provide such knowledge, expertise and services for the benefit of the Company; and

WHEREAS, the Executive and the Company wish to transition the Executive's service with the Company on the terms and conditions expressed in this Agreement and, in connection therewith, to amend the Employment Agreement to reflect the terms and conditions of the Executive's continuing employment with the Company during such transitional period.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Company and the Executive, intending to be legally bound, agree as follows:

1. Employment Transition. The Executive shall transition his employment with the Company from the office of CEO and President to the office of Executive Chairman of the Board effective as of the beginning of the Effective Date. Effective on the Effective Date, the Executive shall have completed his tenure as the CEO and President, but shall continue his employment with the Company as Executive Chairman of the Board through January 3, 2026 (the "End Date") and shall have the title of Executive Chairman through the End Date. Following the End Date, the Executive shall also continue to serve as (a) a non-employee member of the Board (a "Director") until the earlier of: (i) the expiration of his current term as a member of the Board and any successive terms for which he is elected to the Board; or (ii), the effective date of his resignation from the Board or other event that terminates his Board membership; and (b) a non-employee consultant for the Company on the terms and conditions substantially as set forth in the form of Consulting Agreement attached hereto as **Exhibit A** (the "Consulting Agreement"). Notwithstanding his transition from the CEO and President role, the Executive shall remain in the Company's employ and receive his current salary, bonus and benefits under his Employment Agreement as an employee and as if he were still CEO and President through the End Date, subject to the terms and conditions of the Employment Agreement (including those permitting earlier

termination of his employment) as amended below. After the End Date, the Executive shall no longer be an employee of the Company; provided, that in his continuing role as a Director, the Executive shall be entitled to the same compensation and benefits as the Company affords to other non-employee Directors in connection with their Board service.

2. Amendment of Employment Agreement. To appropriately reflect the transition of the Executive's employment described in Section 1 above, the Executive's Employment Agreement is hereby amended as follows as of the Effective Date:

(a) The first sentence of Section 2 of the Employment Agreement is amended to read as follows:

> "Subject to earlier termination as provided in Section 4 below, including termination by the Company without Cause under Section 4(c), the Company hereby agrees to continue the Executive in its employ for a term commencing on the Effective Date and continuing through and including January 3, 2026."

(b) The first sentence of Section 3(a)(i) of the Employment Agreement is amended to read as follows:

> "During the Employment Period, the Executive's position and title shall be Chief Executive Officer and President of the Company through and including October 3, 2025, and thereafter shall be Executive Chairman of the Board of Directors for the remainder of the Term."

(c) The first sentence of Section 3(b)(ii) of the Employment Agreement is amended to read as follows:

> "In addition to Annual Base Salary, for each fiscal year of the Company that begins during the Employment Period (a "Bonus Award Year") prior to 2026 the Executive shall be awarded an annual bonus (the "Annual Bonus") under the Company's Executive Bonus Plan in cash in such amount as the Board determines in its sole discretion; provided, that for any Company fiscal year ending on or after the effective date of a Change in Control, the Annual Bonus shall be at least equal to the Executive's average annual cash bonus for the last three full 12-month fiscal years ending prior to the Change in Control (or such lesser number of full fiscal years as the Executive has completed with the Company, and annualized in the event that the Executive was not employed by the Company for the whole of any such full 12-month Company fiscal year) (the "Average Annual Bonus")."

(d) Section 4(d)(i) of the Employment Agreement is amended to add the following sentence at the end thereof:

> "For clarity, the Executive's transition from Chief Executive Officer and President to Executive Chairman of the Board effective October 3, 2025 and the associated changes in his position, authority, duties and responsibility shall not constitute Good Reason."

(e) Section 4(d)(ii) of the Employment Agreement is amended to add the following sentence at the end thereof:

> "Notwithstanding the foregoing, the Executive's ineligibility for an annual bonus for any period commencing after December 31, 2025 shall not constitute Good Reason."

(f) Sections 4(f) and 4(h) of the Employment Agreement are amended to substitute the date "January 3, 2026" for the date "December 31, 2025" each place the date "December 31, 2025" otherwise appears.

Except as otherwise expressly amened above or as is necessarily consistent with the Executive's agreed upon transition from Chief Executive Officer and President to Executive Board Chairman on October 3, 2025, the Employment Agreement shall continue in full force and effect in accordance with its original terms.

3. **Miscellaneous**.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. No waiver of any party's rights or benefits under this Agreement shall be effective unless such party signs a written waiver of its rights or benefits.

(b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(c) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company

may have hereunder shall not be deemed to be a waiver of such provision or right of this Agreement.

(d) This Agreement and the Employment Agreement constitute the entire agreement between the parties with respect to the Executive's employment by the Company and supersede and replace all other agreements oral or written, between the parties with respect to the subject matter hereof.

(e) The Company and the Executive irrevocably: (i) agree that any claim, law suit, cause of action or dispute arising under or with respect to this Agreement or the Executive's employment hereunder (a "Claim") shall be adjudicated solely in the United States Federal District Court or Utah State Courts situated in Salt Lake City, Utah (collectively the "Utah Courts"); (ii) consent and submit to the personal jurisdiction of the Utah Courts with respect to any Claim; (iii) agree that the Utah Courts shall have exclusive subject matter jurisdiction over any such Claims and that venue with respect to any such Claims is proper and most convenient in the Utah Courts; and (iv) agree and covenant not to assert any objection to personal jurisdiction, subject matter jurisdiction or venue in the Utah Courts with respect to any Claim.

(f) If the Executive or the Company retains legal counsel and/or incurs other costs and expenses in connection with the enforcement of any or all of the provisions of this Agreement, the party which prevails by enforcing the provisions of this Agreement shall be entitled to recover from the other party reasonable attorneys' fees, costs, and expenses incurred by the prevailing party in connection with the enforcement of this Agreement.

(g) The Executive acknowledges that he is signing voluntarily after having read all the contents of this Agreement and has had the opportunity to consult with and be represented by the Executive's attorney. The Executive further acknowledges that the Executive understands the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the date first set forth above.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY; SIGNATURE PAGE FOLLOWS]

THE COMPANY: MERIT MEDICAL SYSTEMS, INC.

By: BRIAN G. LLOYD
Title: CHIEF LEGAL OFFICER

THE EXECUTIVE:

Fred P. Lampropoulos

EXHIBIT A

CONSULTING AGREEMENT

(See attached)